Exhibit 99.1

BioHiTech Global Makes Strategic Investment in Rensselaer, NY Land Venture as Material Step Towards Establishing a Renewable Energy Campus including New York State's First Waste Conversion Facility

Supportive of New York's efforts to bolster Governor Cuomo's plans for increasing renewable energy projects and creating positive impacts on climate change

CHESTNUT RIDGE, N.Y., Oct. 22, 2020 /PRNewswire/ -- BioHiTech Global, Inc. ("BioHiTech" or the "Company") (NASDAQ: BHTG), a sustainable technology and services company, announces today the acquisition of an interest in a 45-acre industrial zoned property located in an economic opportunity zone in Rensselaer, New York.  The acquisition represents a material step toward the Company's potential development of a "renewable energy campus" planned to include New York's first sustainable waste conversion facility similar to BioHiTech's original state-of-the-art plant in Martinsburg, West Virginia.

The acquisition agreement provides the Company with a substantial interest in the entity that controls the 45-acre property under a 99-year ground lease allowing for certain uses, including solid waste transfer stations, waste-to-energy facilities, waste renewable fuel processing facilities and other industrial uses. The Company believes the site meets numerous criteria that could result in its qualification for expedited permitting for major renewable energy facilities under regulations presently proposed by the New York State Office of Renewable Energy Siting (ORES) for those who desire to develop such a facility. Located directly across the Hudson River from the Port of Albany, and having both barge and rail access, the site is capable of providing support for ongoing or future shipping needs including those to support offshore wind projects.

"This strategic acquisition of the interest in one of the most desirable industrial properties in the Hudson River Valley is conducive with our plans for the development of a network of sustainable solid waste conversion facilities in New York State.  The transaction also builds value by providing us with an expansion opportunity to co-locate other renewable energy projects, such as a solar farm, alongside our proprietary waste conversion facility. Importantly, we believe the cost of acquisition was modest compared to the relative value of the land parcel itself and the economic potential around its development," said Frank E. Celli, CEO of BioHiTech.  "This is a material step in a required process to establish our second facility, the first to be located in New York. It may also serve as a catalyst for the next phase of our long-term strategy, identifying and initiating projects in key markets where we can deploy a series of environmental solutions and make a positive contribution toward improving New York's carbon footprint.  As our current proposed project only requires use of approximately 25% of the site, additional portions can be allocated to fit the needs of Governor Cuomo's new Climate Leadership and Community Protection Act and other forward-looking clean energy initiatives to create strong sustainable solutions, including the support of both solar and wind projects.  We believe such joint use of the property may serve as one of the first examples of a renewable energy/sustainability campus and we look forward to providing further updates as we progress."

Tony Fuller, BioHiTech's Chief Administrative Officer, stated, "Our solid waste conversion technology coupled with our Company's long-term strategy is consistent with the Governor's sustainability agenda, including efforts in clean energy and job creation. We look forward to working with his administration in advancing the goals driving this new era in sustainability for New York. My deep experience serving as the head of Walmart's Energy Group drove the implementation and deployment of market-leading renewable energy initiatives and projects, which resulted in millions of dollars in energy savings and dramatic improvements in clean energy usage.  BioHiTech is at the forefront of the future of energy efficiency and renewable platforms, we are pleased to continue our expansion to the benefit of all stakeholders and constituents it impacts."

A more detailed description of the acquisition transaction will be available in the Company's filings with the Securities and Exchange Commission.

About BioHiTech Global
BioHiTech Global, Inc. (NASDAQ: BHTG), is a technology services company focused on providing cost-effective solutions that improve environmental outcomes. Our technologies for waste management include the patented processing of municipal solid waste into a valuable renewable fuel, biological disposal of food waste on-site, and proprietary real-time data analytics tools to reduce food waste generation. When used individually or in combination, our solutions lower the carbon footprint associated with waste transportation and can reduce or virtually eliminate landfill usage. In addition, we distribute a patented technology that achieves high-level disinfection of spaces such as classrooms, hotel or hospital rooms and other enclosed areas to combat the spread of viruses and bacteria without the use of harsh chemicals. Our unique solutions enable businesses, educational institutions and municipalities of all sizes to solve everyday problems in a smarter and more cost-effective way while reducing their impact on the environment. For more information, please visit www.biohitech.com.

Forward Looking Statements
Statements in this press release contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Without limiting the foregoing, words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "explore," "evaluate," "intend," "may," "might," "plan," "potential," "predict," "project," "seek," "should," or "will," or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company's control. These statements are also based on many assumptions and estimates and are not guarantees of future performance. These statements are estimates, based on information available to management as of the date of this release, and are subject to further changes. These statements may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of BioHiTech Global, Inc. to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation those set forth as "Risk Factors" in our filings with the Securities and Exchange Commission ("SEC"). There may be other factors included in BioHiTech's SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement. BioHiTech Global, Inc. assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

Company Contact:
BioHiTech Global, Inc.
Richard Galterio
Executive Vice President
Direct: 845.367.0603
rgalterio@biohitech.com
www.biohitech.com

Investors:
ir@biohitech.com